January 9, 2004



Ms. Dorothy Andrus
Delta & Pine Land Company
One Cotton Row
Scott, Mississippi 38772

Ms. Andrus,

I have enclosed a copy of a letter sent to the attention of Mr. Jagodinski. Please distribute copies of this letter to the other members of your Board of Directors.

Regards,

STERLING CAPITAL MANAGEMENT LLC



Patrick Rau
Director & Principal